Exhibit 99.1

FOR IMMEDIATE RELEASE

TechTarget Announces CFO Transition Plan

Newton, MA – September 26, 2016 – Technology media company TechTarget, Inc. (NASDAQ: TTGT) today announced that Chief Financial Officer and Treasurer, Janice O’Reilly, has resigned due to her decision to relocate her primary residence. She will remain with the Company until December 31, 2016 to assist with the recruitment and transition to a new Chief Financial Officer. O’Reilly may continue to provide services to the Company after December 31, 2016 by mutual agreement.

“I appreciate Janice’s excellent work as CFO. I am grateful that she has agreed to stay with us to make sure that the transition to the new CFO is seamless. I know I speak for everyone at TechTarget in wishing Janice well in her future endeavors,” said Mike Cotoia, CEO.

“I was happy to be a part of TechTarget’s success the past five years and I am committed to assisting with the transition to a new CFO,” said O’Reilly.

O’Reilly has been with TechTarget since June 2011. The company is immediately starting a search for a new CFO.

About TechTarget

TechTarget (NASDAQ: TTGT) is the Web’s leading destination for serious technology buyers researching and making enterprise technology decisions. Our extensive global network of online and social media, powered by TechTarget’s Activity Intelligence™ platform, allows technology sales and marketing teams to leverage real-time purchase intent data to more intelligently engage technology buyers and prioritize follow-up based on active projects, technical priorities and business needs. With more than 140 highly targeted technology-specific websites and a wide selection of custom advertising, branding, lead generation and sales enablement solutions, TechTarget delivers unparalleled reach and innovative opportunities to drive technology sales and marketing success around the world.

TechTarget has offices in Atlanta, Beijing, Boston, London, Munich, Paris, San Francisco, Singapore and Sydney.

To learn how you can engage with serious technology buyers worldwide, visit techtarget.com and follow us @TechTarget.

(C) 2016 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks, and Activity Intelligence is a trademark of TechTarget. All other trademarks are the property of their respective owners.

Contacts:
Investor Inquiries	Media Inquiries
Janice O’Reilly	Garrett Mann
Chief Financial Officer	Director of Marketing
TechTarget	TechTarget
617-431-9449	617-431-9371
joreilly@techtarget.com	gmann@techtarget.com